Exhibit 99.1

For Release - February 22, 2017

JELD-WEN Announces Fourth Quarter and Full Year 2016 Results; Provides 2017 Outlook

Charlotte, N.C. - JELD-WEN Holding, Inc. (“JELD-WEN” or the “Company”) (NYSE:JELD) today announced results for its fourth quarter and full year 2016 ended December 31, 2016, and provided its 2017 annual outlook.

Highlights:

•	Net revenues for the fourth quarter increased by 9.2% to $973.2 million, driven by core growth of 5%. The Company defines core growth as the increase in net revenues, excluding the impact of foreign exchange and acquisitions completed in the last twelve months. Full year net revenues increased by 8.5% to $3.7 billion, with core growth contributing 3%.

•	Net Income for the fourth quarter increased $212.7 million, to $233.0 million. Net Income for the full year increased $266.6 million, to $357.5 million.

•	Adjusted EBITDA margin for the fourth quarter expanded 180 basis points to 10.6%.

•	Full year adjusted EBITDA increased 26.7% to $394.1 million.

•	Company expects continued growth in 2017 with an increase in net revenues of 1.5% to 3.5% and adjusted EBITDA of $435 to $455 million.

“We are pleased with the progress that we made in 2016, including our strong finish to the year as reflected in our fourth quarter results,” said Mark Beck, president and chief executive officer. “Our operational initiatives drove healthy growth in both net revenues and adjusted EBITDA. We expect this improvement to continue as we remain in the early stages of our business transformation and have solid momentum as we begin 2017. We are very excited about our recent initial public offering and the future of JELD-WEN as a public company. We believe JELD-WEN is well-positioned for continued success.”

Fourth Quarter 2016 Results

Net revenues increased $82.2 million or 9.2%, to $973.2 million, compared to $890.9 million for the same period last year. The increase was driven by core growth of 5%, largely in North America, as well as the contribution of recent acquisitions in the Australasia segment. Gross margin increased $47.8 million, or 28.0%, to $218.5 million compared to $170.8 million in 2015. Gross margin increased due to profitable core growth, improved cost productivity and the contribution from recent acquisitions. Net Income increased $212.7 million to $233.0 million from $20.3 million in the same quarter a year ago primarily due to a one-time tax benefit from the release of a valuation allowance on certain tax attributes. Adjusted EBITDA increased $24.9 million, or 31.9%, to $103.0 million from $78.1 million in the same quarter a year ago.

“Adjusted EBITDA margins expanded 180 basis points in the quarter to 10.6%, driven by solid performance across all three geographic segments,” said Beck.

On a geographic segment basis for the fourth quarter of 2016, compared to the prior year’s quarter:

•	North America - Net revenues increased $42.1 million, or 8.0%, to $569.3 million. Adjusted EBITDA increased $23.2 million, or 54.2%, to $66.1 million. Adjusted EBITDA margin expanded by 350 basis points to 11.6%.

•	Europe - Net revenues fell $11.7 million, or 4.3%, to $256.5 million, primarily due to negative impact from foreign exchange. Adjusted EBITDA increased $4.2 million, or 15.2%, to $32.2 million. Adjusted EBITDA margin expanded by 210 basis points to 12.5%.

•	Australasia - Net revenues increased $51.7 million, or 54.1%, to $147.4 million. The large increase in net revenues in Australasia was primarily due to contributions from the recent acquisitions of Trend and Breezway. Adjusted EBITDA increased $8.8 million, or 83.5%, to $19.3 million. Adjusted EBITDA margin expanded by 210 basis points to 13.1%.

Full Year 2016 Results

Net revenues increased $285.7 million, or 8.5%, to $3.7 billion, compared to $3.4 billion in the prior year. The improvement in net revenues was primarily due to an approximate 7% increase from recent acquisitions and core growth of 3%, driven by positive core growth in all three geographic segments. These increases were partially offset by a negative impact from foreign currency exchange. Gross margin increased $134.1 million, or 20.1%, to $800.0 million compared to $665.9 million in 2015. Net Income increased $266.6 million, or 294%, to $357.5 million primarily due to a one-time tax benefit from the release of a valuation allowance on certain tax attributes. Adjusted EBITDA increased $83.1 million, or 26.7%, to $394.1 million from $311.0 million a year ago. Adjusted EBITDA margin expanded 150 basis points in 2016 to 10.7%.

On a geographic segment basis for the full year 2016, compared to the prior year:

•	North America - Net revenues increased $133.5 million, or 6.6%, to $2.1 billion. Adjusted EBITDA increased $50.2 million, or 24.9%, to $251.8 million. Adjusted EBITDA margin expanded by 170 basis points to 11.7%.

•	Europe - Net revenues increased $12.7 million, or 1.3%, to $1.0 billion. Adjusted EBITDA increased $23.0 million, or 23.1%, to $122.6 million. Adjusted EBITDA margin expanded by 220 basis points to 12.2%.

•	Australasia - Net revenues increased $139.6 million, or 37.8%, to $508.9 million from $369.3 million a year ago. Adjusted EBITDA increased $19.1 million, or 47.1%, to $59.5 million. Adjusted EBITDA margin expanded by 70 basis points to 11.7%.

Cash and cash equivalents as of December 31, 2016 were $102.7 million compared to $113.6 million a year ago. Total debt as of December 31, 2016 was $1.6 billion compared to $1.3 billion a year ago. On February 1, 2017, the Company received net proceeds from its initial public offering of common stock (“IPO”) of $472.8 million and used a portion of these proceeds to repay $375.0 million of debt. After giving effect to the use of the IPO proceeds and subsequent debt reduction, the net debt to adjusted EBITDA ratio was approximately 2.65x, compared to 3.85x at December 31, 2016 and 3.69x a year ago.

Cash flow from operations increased $29.3 million, or 17.0%, to $201.6 million as of December 31, 2016 compared to $172.3 million as of December 31, 2015. Free cash flow increased $27.5 million, or 29.1%, to $122.1 million as of December 31, 2016 compared to $94.6 million as of December 31, 2015.

Annual Outlook for 2017

For 2017, net revenues are expected to increase 1.5% to 3.5% from core growth while unfavorable foreign exchange impact on global net revenues is expected to offset the incremental net revenue contribution of 2016 acquisitions. Adjusted EBITDA is expected to be in the range of $435 million to $455 million. Capital expenditures are expected to be in the range of $90 to $100 million.

“Demand drivers and macroeconomic factors in our diverse global end markets look constructive as we enter 2017,” stated Beck. “Our annual outlook predicts continued margin expansion in 2017 by executing on the initiatives of our operating model, focusing on achieving savings through operational excellence programs and driving profitable revenue growth.”

Conference Call Information

JELD-WEN management will host a conference call today, Wednesday, February 22, 2017, at 8 a.m. EST, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 407-9208 (domestic) or (201) 493-6784 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the replay is 13654917. The replay will be available until 11:59 p.m. EST on March 8, 2017.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at http://investors.jeld-wen.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website.

To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.

About JELD-WEN

JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating 115 manufacturing facilities in 19 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, North Carolina, JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.

Investor Relations Contact:

JELD-WEN Holding, Inc.

John Linker

SVP, Corporate Development and Investor Relations

704-378-7007

investors@jeldwen.com

Forward-Looking Statements

This press release contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance, the potential of our categories and brands, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including the factors discussed in our prospectus filed with the Securities and Exchange Commission on January 30, 2017, and our Annual Report on Form 10-K for the year ended December 31, 2016, to be filed with the Securities and Exchange Commission.

The assumptions underlying the guidance provided for 2017 include the achievement of anticipated improvements in end markets, competitive position, and product portfolio; stable macroeconomic factors; no changes in foreign currency exchange and tax rates; and favorable interest expense due to the recent debt reduction. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The Company provides certain guidance on a non-GAAP basis because the Company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP.

We use Adjusted EBITDA and Adjusted EBITDA margin because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA as calculated herein for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income (loss) as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), eliminating the impact of the following items: loss from discontinued operations, net of tax; gain (loss) on sale of discontinued operations, net of tax; equity (earnings) loss of non-consolidated entities; income tax; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation income (loss); other non-cash items; other items; and costs related to debt restructuring, debt refinancing, and the Onex investment. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less purchases of property, equipment, and intangible assets. Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Due to rounding, numbers presented throughout this document may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In millions)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	% Variance	2016	2015	% Variance
Net revenues	$973.2	$890.9	9.2%	$3,666.8	$3,381.1	8.5%
Cost of sales	754.6	720.2	4.8%	2,866.8	2,715.1	5.6%

Gross margin	218.5	170.8	28.0%	800.0	665.9	20.1%
Selling, general and administrative	181.0	142.1	27.4%	589.4	512.1	15.1%
Impairment and restructuring charges	4.8	5.8	-17.0%	13.8	21.3	-35.1%

Operating income	32.7	22.9	42.8%	196.7	132.5	48.5%
Interest expense, net	(23.9)	(20.1)	18.8%	(77.6)	(60.6)	28.0%
Other income	3.9	4.1	-6.7%	12.8	14.1	-9.2%

Income before taxes, equity earnings and discontinued operations	12.7	7.0	82.5%	132.0	86.0	53.5%
Income tax benefit	220.0	13.0	NM	225.6	5.4	NM

Income from continuing operations, net of tax	232.7	20.0	NM	357.6	91.4	NM
Loss from discontinued operations, net of tax	(0.5)	(0.8)	-40.9%	(3.3)	(2.9)	16.4%
Equity earnings of non-consolidated entities	0.8	1.2	-29.3%	3.3	2.4	36.9%

Net income	$233.0	$20.3	NM	$357.5	$90.9	NM

Other financial data:
Adjusted EBITDA(1)	$103.0	$78.1	31.9%	$394.1	$311.0	26.7%
Adjusted EBITDA Margin	10.6%	8.8%		10.7%	9.2%

(1)	Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.

Selected Financial Data (Unaudited)

(In millions)

	Twelve Months Ended December 31,
	2016	2015
Consolidated balance sheet data:
Cash, cash equivalents	$102.7	$113.6
Accounts receivable, net	407.6	321.1
Inventories	334.6	343.7
Total current assets	362.7	327.0
Total assets	2,516.3	2,182.4
Accounts payable	188.9	166.7
Total current liabilities	513.1	487.4
Total debt	1,620.0	1,260.3
Redeemable convertible preferred stock	151.0	481.9
Total shareholders’ equity (deficit)	41.9	(231.7)
Statement of cash flows data:
Net cash flow provided by (used in):
Operating activities	$201.6	$172.3
Investing activities	(156.8)	(158.5)
Financing activities	(52.0)	(1.1)

JELD-WEN Holding, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net income	$233.0	$20.3	$357.5	$90.9
Loss from discontinued operations, net of tax	0.5	0.8	3.3	2.9
Equity earnings of non-consolidated entities	(0.8)	(1.2)	(3.3)	(2.4)
Income tax benefit	(220.0)	(13.0)	(225.6)	(5.4)
Depreciation and intangible amortization	29.3	25.4	106.8	95.2
Interest expense, net	23.9	20.1	77.6	60.6
Impairment and restructuring charges	6.2	15.1	18.4	31.0
Gain on sale of property and equipment	—	(0.5)	(3.3)	(0.4)
Stock-based compensation expense	7.5	7.0	22.5	15.6
Non-cash foreign exchange transaction/translation (income) loss	(1.4)	7.0	5.7	2.7
Other non-cash items	(0.2)	1.0	2.8	1.1
Other items (1)	23.9	(3.9)	30.6	18.9
Costs relating to debt restructuring, debt refinancing and the Onex investment	1.1	—	1.1	0.2

Adjusted EBITDA (2)	$103.0	$78.1	$394.1	$311.0

(1)	Other items include: (i) in the three months ended December 31, 2016, $20.7 payment to holders of vested options and restricted shares in connection with the November 2016 dividend, and (ii) in the twelve months ended December 31, 2016, (1) $20.7 payment to holders of vested options and restricted shares in connection with the November 2016 dividend, (2) $3.7 of professional fees related to the IPO process, (3) $1.6 of acquisition costs.
(2)	Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

	Twelve Months Ended December 31,
	2016	2015
Net cash provided by operating activities	$201.6	$172.3
Less capital expenditures	79.5	77.7

Free cash flow	$122.1	$94.6

JELD-WEN Holding, Inc.

Segment Results (Unaudited)

(In millions)

	Twelve Months Ended December 31,
	2016	2015
Net revenues from external customers			% Variance
North America	$2,149.2	$2,015.7	6.6%
Europe	1,008.7	996.0	1.3%
Australasia	508.9	369.3	37.8%

Total Consolidated	$3,666.8	$3,381.1	8.5%

Adjusted EBITDA(1)
North America	$251.8	$201.7	24.9%
Europe	122.6	99.5	23.1%
Australasia	59.5	40.5	47.1%
Corporate and unallocated costs	(39.8)	(30.7)	29.8%

Total Consolidated	$394.1	$311.0	26.7%

	Three Months Ended December 31,
	2016	2015
Net revenues from external customers			% Variance
North America	$569.3	$527.1	8.0%
Europe	256.5	268.2	-4.3%
Australasia	147.4	95.6	54.1%

Total Consolidated	$973.2	$890.9	9.2%

Adjusted EBITDA(1)
North America	$66.1	$42.9	54.2%
Europe	32.2	27.9	15.2%
Australasia	19.3	10.5	83.5%
Corporate and unallocated costs	(14.5)	(3.2)	350.3%

Total Consolidated	$103.0	$78.1	31.9%

(1)	Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.